SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

CONCEPTUS, INC.

(Name of Subject Company)

CONCEPTUS, INC.

(Name of Persons Filing Statement)

Common Stock, par value $0.003 per share

(Title of Class of Securities)

206016107

(CUSIP Number of Class of Securities)

D. Keith Grossman

President and CEO

331 East Evelyn

Mountain View, CA 94041

(650) 962-4000

(Name, address and telephone number of persons authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Peter F. Kerman

Joshua M. Dubofsky

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-3656

(650) 328-4600

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 2.02 and 9.01 of the Current Report on Form 8-K dated April 28, 2013 (including all exhibits attached thereto) filed by Conceptus, Inc. on April 29, 2013, is incorporated herein by reference.